                                                                        Form 8-K
                                                                (March 21, 2001)
                                                                      Exhibit 99

          BRIGGS & STRATTON CORPORATION SIGNS DEFINITIVE AGREEMENT TO
                    ACQUIRE GENERAC PORTABLE PRODUCTS, INC.



MILWAUKEE, March 22, 2001/PR Newswire/-Briggs & Stratton Corporation (NYSE:BGG)

Briggs & Stratton Corporation announced today that it has signed a definitive agreement to acquire Generac Portable Products, Inc., of Jefferson, Wisconsin, on terms consistent with the letter of intent previously announced by Briggs.

Generac Portable Products is a leading designer, manufacturer and marketer of engine-powered products. The company's two principal product lines are portable generators and pressure washers.

Briggs & Stratton Corporation is the world's largest producer of air cooled gasoline engines for outdoor power equipment. The company designs, manufactures, markets and services these products for original equipment manufacturers worldwide.




This release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. The words "anticipate", "believe", "estimate", "expect", "objective", and "think" or similar expressions are intended to identify forward-looking statements. The forward-looking statements are based on the Company's current views and assumptions and involve risks and uncertainties that include, among other things, the completion of the transaction; anticipated sales and manufacturing levels; operating expenses; interest expense; the effects of weather on consumer purchasing patterns for generators; the seasonal nature of the generator and pressure washer business; the speed and timing of the reduction of generator inventories remaining from Y2K; actions of competitor engine and original equipment manufacturers; changes in laws and regulations, including accounting standards; employee relations; customer demand; prices of purchased raw materials and parts; domestic economic conditions, including housing starts and changes in consumer disposable income; and other factors that may be disclosed from time to time in SEC filings or otherwise. Some or all of the factors may be beyond the Company's control.



/CONTACT: James E. Brenn, Senior Vice President and Chief Financial Officer, Briggs & Stratton Corporation, 414-259-5333/(BGG)